     As filed with the Securities and Exchange Commission on April 30, 1996
                                                           Registration No. 333-

- --------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         -------------------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         -------------------------------


                        CATELLUS DEVELOPMENT CORPORATION
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   94-2953477
                     (I.R.S. Employer Identification Number)

                         -------------------------------


                               201 MISSION STREET
                         SAN FRANCISCO, CALIFORNIA 94105
                                 (415) 974-4500

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         -------------------------------


             MAUREEN SULLIVAN, ESQ.                          COPY TO:
VICE PRESIDENT LAW, GENERAL COUNSEL AND SECRETARY     JAMES R. UKROPINA, ESQ.
        CATELLUS DEVELOPMENT CORPORATION                 O'MELVENY & MYERS
               201 MISSION STREET                      400 SOUTH HOPE STREET
         SAN FRANCISCO, CALIFORNIA 94105           LOS ANGELES, CALIFORNIA 90071
                 (415) 974-4500                           (213) 669-6000



            (Name, address, including zip code, and telephone number,
             including area code, of registrant's agent for service)

                         -------------------------------


 Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / x /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

===========================================================================================================================
        TITLE OF EACH CLASS            AMOUNT                 PROPOSED                 PROPOSED                AMOUNT OF
           OF SECURITIES                TO BE                  MAXIMUM                  MAXIMUM              REGISTRATION
         TO BE REGISTERED            REGISTERED            OFFERING PRICE              AGGREGATE                  FEE
                                                              PER UNIT              OFFERING PRICE
- ---------------------------------------------------------------------------------------------------------------------------
           Common Stock               1,528,421              $8.875 (1)           $13,564,736.38 (1)       $4,677.50
          $0.01 Par Value
===========================================================================================================================

(1) For purposes of calculating the registration fee under Rule 457(c), the proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high ($9.00) and low ($8.75) prices reported by the New York Stock Exchange on April 25, 1996.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------

                                   PROSPECTUS

                              ---------------------



                        CATELLUS DEVELOPMENT CORPORATION

                                1,528,421 SHARES
                                  COMMON STOCK
                                 $0.01 PAR VALUE

                              ---------------------



           All of the shares of the Common Stock, $0.01 par value per share (the "Common Stock"), of Catellus Development Corporation (the "Company") offered by this Prospectus (the "Shares") are being offered for the account of Bruce K. Akins, Trustee of the Akins Family Revocable Trust U.D.T., Carl S. Akins, Trustee of the Carl S. Akins Family Revocable Trust U.D.T. and Bruce T. Lehman (collectively, the "Selling Stockholders") by the Selling Stockholders. The Company will not receive any proceeds from this offering. See "SELLING STOCKHOLDERS" below.

           The Common Stock is listed on the New York Stock Exchange, the Pacific Stock Exchange and the Chicago Stock Exchange under the symbol "CDX." On April 29, 1996, the closing price of the Common Stock as reported by the New York Stock Exchange was $8.875 per share.

        SEE "RISK FACTORS" STARTING ON PAGE 3 FOR A DISCUSSION OF CERTAIN
                FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE
                    PURCHASERS OF THE SHARES OFFERED HEREBY.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

           The Shares may be sold by the Selling Stockholders from time to time in one or more transactions on the New York Stock Exchange, the Pacific Stock Exchange or the Chicago Stock Exchange, in negotiated transactions, or a combination of such methods of sale, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "PLAN OF DISTRIBUTION" below.

                The date of this Prospectus is April __, 1996.

                              AVAILABLE INFORMATION

                The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the New York Stock Exchange, the Pacific Stock Exchange and the Chicago Stock Exchange. Reports, proxy statements, information statements and other information filed by the Company can also be inspected at the offices of (i) the New York Stock Exchange at 20 Broad Street, Seventh Floor, New York, New York 10005, (ii) the Pacific Stock Exchange at 301 Pine Street, San Francisco, California 94104, and (iii) the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois, 60605-1070.

                This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 (No. 333-________) (the "Registration Statement") of which this Prospectus is a part, including the exhibits thereto, which has been filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). Copies of the Registration Statement and the exhibits thereto may be obtained, upon payment of the fee prescribed by the Commission, or may be examined without charge, at the office of the Commission.

                       DOCUMENTS INCORPORATED BY REFERENCE

                The following documents filed by the Company (File No. 0-18694) with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference:

1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

2. The description of the Common Stock, par value $0.01 per share (the "Common Stock"), of the Company contained in its Registration Statement on Form 10 dated July 18, 1990.

                All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to termination of this offering, shall be deemed to be incorporated into this Prospectus by reference and to be a part hereof from the date of filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                Copies of any or all documents incorporated by reference, including exhibits to such documents, will be provided by the Company without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered upon the written or oral request of such person. Requests for copies should be made to Catellus Development Corporation, 201 Mission Street, San Francisco, California 94105, Attention:
Corporate Communications, (415) 974-4500.

                                  RISK FACTORS

                The following factors should be considered carefully by prospective investors in the Shares offered hereby.

RECENT OPERATING RESULTS

                Historically, the aggregate costs of holding and operating the Company's real estate assets and paying preferred stock dividends have exceeded revenue from property operations, development and other recurring sources. In addition, the Company's cash requirements have been increased by the funds necessary to support the predevelopment and entitlement efforts for its major land development projects. The resulting cash flow deficits have been funded by borrowings, the issuance of preferred stock and the sale of sufficient assets to meet the Company's overall cash requirements.

                The Company had operating income of $66.6 million for the fiscal year ended December 31, 1995 and operating income of $59.3 million for the fiscal year ended December 31, 1994. The Company had a net loss before preferred stock dividends of $33 million for the fiscal year ended December 31, 1995 and a net loss before preferred stock dividends of $2.4 million for the fiscal year ended December 31, 1994. During 1995, the Company took a non-cash, pretax charge of $102.4 million to adjust the carrying value of certain property, which included $84.4 million resulting from the Company's decision to terminate the 1991 Development Agreement for its Mission Bay project in San Francisco.

GENERAL REAL ESTATE INVESTMENT RISKS

                GENERAL

                Income from the Company's real estate activities may be adversely affected by the general economic climate, local economic conditions in which such activities are located, such as oversupply of space or a reduction in demand for rental space, the attractiveness of certain sites to tenants, competition from other available space, the ability of the Company to provide for adequate maintenance and insurance and increased operating expenses. Income and real estate values may also be adversely affected by such factors as applicable laws (e.g., the Americans with Disabilities Act (the "ADA"), environmental regulations and tax laws), interest rate levels and the availability of financing. In addition, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its activities promptly in response to changes in economic or other conditions.

                DEPENDENCE ON THE CALIFORNIA ECONOMY

                The Company's real estate activities are located predominantly in California. The performance of the California economy affects sales of land, occupancy, market rental rates and expenses and, consequently, has an impact on the income derived from the Company's real estate activities and the underlying values of property owned by the Company.

                The California economy suffered from a recession which began in 1990. National trends, such as a decline in demand for discretionary consumer goods and leisure travel as well as heightened competition in high technology industries, have had an adverse impact upon California. Since the second quarter of 1993, the economic outlook for California has steadily improved; however, no assurances can be given that the recovery of the California economy will continue.

                In addition to the economy, risks associated with development activities in California include environmental conditions such as earthquakes, fire and drought.

                COMPETITION

                Numerous industrial, office and retail properties and residential developments compete with the property owned and developed by the Company in attracting tenants to lease space and home buyers. The number of competitive commercial and residential developments in a particular area could have a material effect on the Company's ability to develop and lease space, and on the rents charged for the lease of such space, as well as the Company's ability to develop and market residential projects. In addition, property management companies compete with the services provided by the Company and could have a material effect on the Company's ability to generate significant earnings from management service activities.

                CAPITAL AND OPERATING ENVIRONMENT

                Development Activities. The Company's real estate development activities require a significant investment of capital. The Company must obtain funds for its capital expenditures and operating activities through property sales and financings. Although management believes that the diversity of its portfolio gives it sufficient flexibility to meet its planned sales objectives, there can be no assurance that property sales can be effected in accordance with the Company's plan as it exists from time to time or that its price objectives can be met if a more aggressive sales program is implemented. For these reasons, the Company may have to defer or otherwise limit certain development activities.

                Credit Markets. To date, the Company has been able to arrange financing on competitive terms. In addition, the Company has been able to renew or refinance its working capital and construction lines, and to obtain term and permanent financing on a reasonable basis for projects financed by its construction lines as these projects are completed. However, the Company's ability to borrow money, renew its working capital and construction lines and refinance maturing loans, may be constrained by the dynamics of real estate credit markets. Financial institutions in the past have imposed stringent underwriting criteria, including loan-to-value and high debt service coverage requirements. Many financial institutions have reduced their exposure to the real estate industry. There can be no assurance that the Company will continue to be able to refinance its maturing loans or to borrow the funds necessary to finance its business on acceptable terms.

                REQUIRED REGULATORY APPROVALS FOR DEVELOPMENT PROJECTS

                Before the Company can develop property, it must obtain a variety of approvals (entitlements) from local and state governments with respect to such matters as zoning, subdivision, architectural design and environmental issues. Because of the discretionary nature of these approvals and concerns which may be raised by various government officials and public interest groups during both the approval and development process, the

Company's ability to develop properties and realize income from its projects could be delayed, reduced or prevented.

                ENVIRONMENTAL MATTERS

                Various federal, state and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, affect the Company's operations and costs. Under such laws and regulations, a current or previous owner or operator of real property may be liable for the cost of removal of hazardous materials from such property or the remediation of contaminated properties, often without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous materials. Because many of the Company's properties are in urban and industrial areas and have been leased to commercial or industrial tenants who may have discharged hazardous materials, the Company incurs ongoing environmental remediation costs and is subject from time to time to environmental actions by governmental entities and private parties. In addition, environmental conditions can increase the cost of planning, designing, developing, managing and maintaining the Company's properties and may impede or delay the Company's ability to develop, finance, refinance or sell affected property. While the Company or outside consultants have evaluated the environmental liabilities associated with most of the Company's properties, any evaluation necessarily is based upon then prevailing law and identified site conditions. It is possible that significant unknown costs and liabilities may arise in the future relating to these properties and that certain development projects may be significantly delayed, modified or cancelled as a result of associated remediation costs. It is also possible that properties presently or formerly owned by the Company or its corporate predecessors may require remediation.

                DEVELOPMENT ACTIVITIES

                The Company intends to pursue commercial/industrial property development projects as well as residential development. The Company's development activities will entail certain risks, including the expenditure of funds on and devotion of management's time to projects which may not come to fruition; the risk that construction costs of a project may exceed original estimates, possibly making the project uneconomic; the risk that occupancy rates and rents at a completed project will be less than anticipated; and the risk that expenses at a completed development will be higher than anticipated.

                GENERAL UNINSURED LOSSES

                The Company carries commercial general liability, all risk (including earthquake and flood coverage) and rental loss insurance with customary policy specifications, limits and deductibles. There are, however, certain types of extraordinary losses which may be either uninsurable, or not economically insurable. Should an uninsured loss occur, the Company could lose its investment in, and anticipated profits and cash flows from, a property.

                UNINSURED LOSSES FROM SEISMIC ACTIVITY

                Certain of the properties owned by the Company are located in areas that are subject to earthquake activity. No assurance can be given that an earthquake would not render significant damage to the properties owned by the Company, including those that have been constructed in compliance with more recent building codes, or are in areas of lower seismic risk. As indicated above, the Company carries earthquake insurance covering its properties.

                AMERICANS WITH DISABILITIES ACT COMPLIANCE

                Under the ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. Although the Company believes that its properties are substantially in compliance with these requirement, the Company may incur additional costs to comply with the ADA. The ultimate amount of these compliance costs is not currently ascertainable, but the Company believes that such costs will not have a material adverse effect on the Company.

CONTROL BY SIGNIFICANT STOCKHOLDER

                California Public Employees' Retirement System ("CalPERS") owns 41% of the outstanding shares of the Common Stock and 40.7% of the outstanding shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The Series A Preferred Stock is convertible into shares of the Common Stock at any time at a conversion price of $9.06 per share. CalPERS has the ability to exercise significant influence over the affairs of the Company which may be inconsistent with the interests of other stockholders.

SHARES AVAILABLE FOR FUTURE SALE

                No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the prevailing market price of the Common Stock from time to time. Sales of substantial amounts of the Common Stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock.

EFFECT OF REGISTRATION RIGHTS AGREEMENT

                Pursuant to a Registration Rights Agreement between the Company and a prior holder of the shares of the Common Stock and the Series A Preferred Stock now held by CalPERS, CalPERS may require the Company to register the resale of such shares, assuming certain requirements are satisfied. As described above, sales of substantial amounts of securities, or the perception that such sales could occur, might adversely affect prevailing market prices for such securities. Accordingly, the ability of CalPERS to sell its shares of the Common Stock and the Series A Preferred Stock upon exercise of its registration rights could have an adverse effect on the market for the Common Stock.

JOINT VENTURE RISKS

                As of December 31, 1995, the Company had equity interests ranging from 25% to 72% in a number of joint ventures. A joint venture may involve special risks associated with the possibility that (i) the venture partner at any time may have economic or business interests or goals that are inconsistent with those of the Company, (ii) the venture partner may take actions contrary to the instructions or requests of the Company or contrary to the Company's policies or objectives with respect to its real estate investments or (iii) the Company's venture partner(s) could experience financial difficulties.

                Actions by the Company's venture partners may have the result of subjecting property owned by the joint venture to liabilities in excess of those contemplated by the terms of the joint venture agreement or have other adverse consequences. In its role as a general partner of certain joint ventures, the Company may be jointly and severally liable for the debts and liabilities of the joint ventures.

CERTAIN ANTI-TAKEOVER PROVISIONS

                Provisions of employment agreements and stock option awards with certain executive officers of the Company may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company under circumstances that could give the holders of the Common Stock the opportunity to realize a premium over the then-prevailing market prices.

                                   THE COMPANY

                The Company is a full-service real estate company that develops and manages industrial, retail and office properties as well as residential developments for its own account and others. As of December 31, 1995, the Company owned 855,170 acres of land, 14.1 million square feet of income-producing property, 5,400 acres of land leases and interests in a number of joint ventures. Approximately 80% of the Company's assets are located in California, with the balance mainly concentrated in Dallas, metropolitan Chicago and Phoenix.

                The Company's principal office is located at 201 Mission Street, San Francisco, California 94105, and its telephone number is (415) 974-4500.

                                 USE OF PROCEEDS

                The Company will not receive any of the proceeds from the sale of the Shares offered by the Selling Stockholders. See "SELLING STOCKHOLDERS" below.

                              SELLING STOCKHOLDERS

                The Shares are being offered for the account of (i) Bruce K. Akins, Trustee of The Akins Family Revocable Trust U.D.T. dated June 29, 1983, as amended (the "Bruce K. Akins Trust"), (ii) Carl S. Akins, Trustee of The Carl S. Akins Family Revocable Trust U.D.T. dated April 25, 1988 (the "Carl S. Akins Trust") and (iii) Bruce T. Lehman. The Shares were issued pursuant to the Merger Agreement dated as of March 15, 1996 (the "Merger Agreement") by and between Akins Real Estate Group, Inc., a California corporation ("Akins"), Bruce K. Akins, individually and as Trustee of the Bruce K. Akins Trust, Carl
S. Akins, individually and as Trustee of the Carl S. Akins Trust, Bruce T. Lehman, the Company and C/A Acquisition Subsidiary, Inc., a California corporation and wholly-owned subsidiary of the Company ("Acquisition Subsidiary"). Pursuant to the Merger Agreement, all of the outstanding shares of common stock, no par value per share, of Akins were converted into the right to receive shares of the Common Stock. The Company is obligated under the Merger Agreement to register the resale of the Shares.

                Under the terms of the Merger Agreement, Acquisition Subsidiary was merged with and into Akins. Akins continued as the surviving corporation under the name Catellus Residential Group, Inc. ("CRG") and is a wholly-owned subsidiary of the Company. Carl S. Akins currently serves as Chairman of CRG, Bruce K. Akins currently serves as President of CRG and Bruce T. Lehman currently serves as Executive Vice President of CRG. None of the Selling Stockholders has any other position, office or material relationship with the Company.

                The following table sets forth the name of each Selling Stockholder and (i) the number of Shares that each Selling Stockholder beneficially owned prior to the offering hereunder, (ii) the number of Shares that may be offered by each Selling Stockholder for sale hereunder, and (iii) the number of Shares to be beneficially owned by each Selling Stockholder after completion of the offering hereunder. No Selling Stockholder currently owns, and no Selling Stockholder after completion of the offering hereunder will own, more than one percent of the outstanding Common Stock.

                                        Bruce K. Akins,              Carl S. Akins,
                                        Trustee of the               Trustee of the
                                        Bruce K. Akins                Carl S. Akins                     Bruce T.
                                            Trust                         Trust                          Lehman
                                            -----                         -----                          ------

Shares of Common
Stock Beneficially                          661,082                      661,082                         206,257
Owned Prior to Offering

Shares of Common
Stock to be Offered                         661,082                      661,082                         206,257
Hereunder

Shares of Common
Stock Beneficially                            (1)                          (1)                             (1)
Owned After Offering

- ----------------------

(1) If the Selling Stockholders sell all of the Shares, Bruce K. Akins, Carl S. Akins and Bruce T. Lehman will continue to hold nonqualified stock options to acquire 100,000, 100,000 and 80,000 shares of the Common Stock, respectively.

                              PLAN OF DISTRIBUTION

                The Shares may be sold from time to time by the Selling Stockholders. The Selling Stockholders have informed the Company that Shares may be sold in one or more transactions on the New York Stock Exchange, the Pacific Stock Exchange or the Chicago Stock Exchange, in negotiated transactions, or a combination of such methods of sale, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices including (i) through ordinary brokerage transactions in which the broker solicits purchases, (ii) sales to one or more brokers or dealers as principal, and the resale by such brokers or dealers for their account pursuant to this Prospectus, including resales to other brokers and dealers, (iii) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction, (iv) negotiated transactions with purchasers with or without a broker or dealer or (v) sales pursuant to Rule 144 promulgated under the Securities Act. On April 29, 1996, the closing price of the Common Stock on the New York Stock Exchange was $8.875 per share.

                The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of Shares for whom they may act as agent. The Selling Stockholders and any broker or dealer participating in the distribution of the Shares might be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such broker, dealer or agent and any gain realized by such broker or dealer on the sale of Shares may be deemed to be "underwriting compensation" under the Securities Act. Any such commissions, discounts or concessions will be paid or borne by the Selling Stockholders and not the Company.

                Upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the purchase by a broker or dealer of the Shares, a prospectus supplement will be filed pursuant to Rule 424(c) of the Securities Act, disclosing (i) the name of such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which such Shares were sold, and (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable.

                                     EXPERTS

                The financial statements as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 incorporated by reference into this Prospectus have been so incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The current value concurrence letter dated March 12, 1996 prepared by Landauer Associates, Inc., incorporated by reference into this Prospectus has been so incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 in reliance upon the authority of Landauer Associates, Inc. as experts with respect to the appraisal of real estate.

                                  LEGAL MATTERS

                The validity of the Shares is being passed upon for the Company by O'Melveny & Myers.

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

             The following are the actual and estimated expenses incurred in connection with the registration and sale of the Shares. The Company will pay all of these expenses except the legal fees of counsel to the Selling Stockholders.

           ITEM                                                                                                AMOUNT
           ----                                                                                                ------

           SEC Registration Fees............................................................................ $ 4,677.50
           Listing Fees:
                     New York Stock Exchange................................................................   7,000.00
                     Chicago Stock Exchange.................................................................   7,500.00
                     Pacific Stock Exchange.................................................................   5,000.00
           Legal Fees and Expenses..........................................................................  20,000.00
           Accountants' Fees and Expenses...................................................................   3,000.00
           Miscellaneous....................................................................................   2,822.50

                     Total.................................................................................. $50,000.00


Item 15.  Indemnification of Directors and Officers.

             Section 145 of the Delaware General Corporation Law provides in general that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity, but only for expenses (including attorneys' fees) actually and reasonably incurred, may be provided in connection with an action or suit by or in the right of a corporation, provided that such person acted in good faith and in a manner such person believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim as to which such person has been adjudged to be liable to the corporation unless and only to the extent that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

             Section 102(b)(7) of the Delaware General Corporation Law provides generally that a corporation may include a provision in its certificate of incorporation which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The Company has included provisions of the foregoing type in Article 5 of its Certificate of Incorporation.

             The Company maintains directors and officers liability insurance coverage for its directors and officers providing coverage for damages, judgments, settlements, defense costs, charges and expenses incurred by reason of any actual or alleged breach of duty, error, misstatement, misleading statement or omission done or made in their capacities as directors and/or officers of the Company.

Item 16.  Exhibits.

                     The following exhibits are filed as part of this Registration Statement:

Exhibit
  No.                Description

4.1 Form of Stock Certificate representing the Common Stock of Catellus Development Corporation(1)

5.1                  Opinion of O'Melveny & Myers

23.1                 Consent of O'Melveny & Myers (included in Exhibit 5.1)

23.2                 Consent of Price Waterhouse LLP

23.3                 Consent of Landauer Associates, Inc.

24.1                 Powers of Attorney

Item 17.  Undertakings.

A.         The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs A.(1)(i) and A.(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

- --------

(1) Incorporated by reference to Exhibit of the same number of the Registration Statement on Form 10 (Commission File No. 0-18694) as filed with the Securities and Exchange Commission on July 18, 1990.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 29th day of April, 1996.

                                CATELLUS DEVELOPMENT CORPORATION
                                (Registrant)

                                /s/ Nelson C. Rising
                                ----------------------------
                                Name:  Nelson C. Rising
                                Title: President and Chief Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                                           Title                             Date
- ---------                                           -----                             ----



Principal Executive Officer:

/s/ Nelson C. Rising                                                              April 29, 1996
- -------------------------
Nelson C. Rising                   President and Chief Executive Officer,
                                   Director



Principal Financial Officer:

/s/ Stephen P. Wallace                                                            April 29, 1996
- -------------------------
Stephen P. Wallace                 Chief Financial Officer



Principal Accounting Officer:

/s/ Paul A. Lockie                                                                April 29, 1996
- -------------------------
Paul A. Lockie                     Controller

Signatures                              Title                                     Date
- ----------                              -----                                     ----

    *
- -----------------------------                                                   April 29, 1996
Joseph F. Alibrandi                    Director



    *
- -----------------------------                                                   April 29, 1996
Daryl J. Carter                        Director



    *
- -----------------------------                                                   April 29, 1996
Christine Garvey                       Director



    *
- -----------------------------                                                   April 29, 1996
Joseph R. Seiger                       Chairman and Director



    *
- -----------------------------                                                   April 29, 1996
Jacqueline R. Slater                   Director



    *
- -----------------------------                                                   April 29, 1996
Thomas M. Steinberg                    Director



    *
- -----------------------------                                                   April 29, 1996
Tom C. Stickel                         Director



    *
- -----------------------------                                                   April 29, 1996
Beverly Benedict Thomas                Director



*By:/s/ Maureen Sullivan
    -------------------------                                                   April 29, 1996
           Attorney-in-Fact

                                 EXHBIT INDEX

Exhibit
  No.          Description

  4.1 Form of Stock Certificate representing the Common Stock of Catellus Development Corporation(1)

  5.1          Opinion of O'Melveny & Myers

  23.1         Consent of O'Melveny & Myers (included in Exhibit 5.1)

  23.2         Consent of Price Waterhouse LLP

  23.3         Consent of Landauer Associates, Inc.

  24.1         Powers of Attorney